Company Contact: James R. McKnight, Jr. Chief Executive Officer 615-771-7575	Investor Relations: Kerry D. Massey Chief Financial Officer 615-771-7575
Diversicare Announces 2020 First Quarter Results

BRENTWOOD, TN, (May 7, 2020) – Diversicare Healthcare Services, Inc. (OTCQX: DVCR), a premier provider of long-term care services, today announced its results for the first quarter ended March 31, 2020.
First Quarter 2020 Highlights

•
Net loss from continuing operations was $0.5 million, or $0.08 per share, in the first quarter of 2020, compared to net loss from continuing operations of $1.6 million, or $0.24 per share, in the first quarter of 2019.

•	EBITDA for the quarter was $3.1 million, which was $2.0 million higher than the first quarter of 2019 and $0.5 million higher than the preceding quarter.

•	EBITDAR for the quarter was $16.6 million.
See below for a reconciliation of all GAAP and non-GAAP financial results.
CEO Remarks
Commenting on the quarter, Jay McKnight, President and Chief Executive Officer, said, "The first quarter started off well for Diversicare. January 2020 was one of the best months we have had in years. Unfortunately, we started seeing a decline in total patients served in the middle of February and that decline continued through the rest of the quarter and even through April. Despite the impact of the COVID-19 crisis that grew during the quarter, our results for the quarter are the best that we have reported for some time.”
Mr. McKnight continued, “The impact of COVID-19 began to be felt in the first quarter and continues to be a historic challenge for our company and our industry. Our team has worked non-stop to review the enormous amount of information, regulations, and requirements affecting our industry and to distill it into a usable set of requirements and practices that we can disseminate to our team. Our hands on caregivers are true heroes. They have worked tirelessly to care for the most vulnerable members of our society while taking the personal risk of exposing themselves and their families to COVID-19. Many of our team members have traveled to other centers or even other states to assist with hot spots at our affected centers. It is an absolute privilege to be able to lead this team and I am so proud of their response to this unprecedented challenge we are facing.”
COVID-19 Update
The seniors in our care and in the care of companies like ours are most at risk of serious illness and mortality as a result of the COVID-19 virus. In fact, skilled nursing facilities have become the epicenter of the fight against the virus. We as an industry have seen significant increases in the cost of our personal protective equipment, have been given a low priority for COVID-19 tests, and have experienced significant increases in labor costs required to properly care for these most vulnerable patients. We experienced a decrease in total patients served, or occupancy, beginning in early February that extended through the end of the quarter, through April and continues today.
We have received federal support by way of stimulus grants subsequent to the end of the first quarter totaling $9 million that must be used to offset lost revenue or excess expenses incurred to fight COVID-19. As for our states, the state of Alabama has temporarily increased its Medicaid rate by $20 per patient day retroactive to March 1, 2020 and continuing through the end of the nationally declared emergency or May 30, 2020, whichever occurs first. This increase accounted for approximately $0.9 million of revenue for us in the quarter while we also incurred $0.5 million of costs related to the COVID-19 pandemic in the quarter. We anticipate that we will incur significant expense in the second quarter and beyond related to fighting this disease.
As noted above, the long term care industry has not been prioritized to receive COVID-19 tests. As such, only recently have we been able to test as needed in some of our affected markets, and in many of our markets we do not have tests broadly available.

By partnering with local departments of health, universities, hospitals, physicians, laboratory companies, and others, we have been able to obtain a limited number of tests, but well short of the number that we need. We have made the decision as a company to test as many team members and patients as possible in our centers with identifiable COVID-19 exposure and continue to work to do so. This is a time consuming process that often takes days, if not weeks, to complete due to the limited availability of tests. We believe that broad testing is important to be able to identify our positive and negative patients so that they may be cohorted separately, and also to identify our asymptomatic patients and team members who may be infectious. To date, more than 50% of our patients and team members who have tested positive for COVID-19 are asymptomatic, meaning they do not demonstrate any symptoms of their infection. The inability to test the entire population of a center severely inhibits the center’s ability to care for its patients and best protect its team members. We are optimistic that we will be prioritized for future testing availability.
The Centers for Disease Control and Prevention (“CDC”) has instructed physicians to report deaths of those who are COVID-19 positive or presumed positive as a ‘COVID-19 death’. Our patients are elderly, frail, and often have co-morbidities. Many of these patients may also be receiving end of life palliative care. It is very difficult if not impossible in many cases to accurately determine that COVID-19 was the cause of death for many of our patients who passed away after testing positive. To date we have had 72 patients pass away who tested positive for COVID-19. We are unable to say how many of those deaths were primarily related to the effects of COVID-19.
The CDC and Centers for Medicare and Medicaid Services (“CMS”) have recently implemented new reporting guidelines for our centers to follow. This reporting guidance requires reporting new cases to CDC, CMS, and our patients’ emergency contacts as well as regular reporting to the CDC and CMS regarding the number of COVID-19 cases in our centers, patient deaths, and other information. We will continue to communicate directly with our patients’ families through their designated emergency contact or other responsible party and will also continue to report aggregated COVID-19 data for the company on our website at https://dvcr.com/our-response-to-covid-19/ . We will continue to provide center specific information on each of our center’s websites.

First Quarter 2020 Results
The following table summarizes key revenue and census statistics for continuing operations for each period:

	Three Months Ended March 31,
	2020	2019
Skilled nursing occupancy	76.4%	77.6%
As a percent of total census:
Medicare census	9.0%	10.0%
Medicaid census	68.2%	68.2%
Managed Care census	4.7%	5.0%
As a percent of total revenues:
Medicare revenues	17.2%	17.3%
Medicaid revenues	45.3%	45.8%
Managed Care revenues	10.5%	11.1%
Average rate per day:
Medicare	$487.01	$453.63
Medicaid	$181.31	$179.37
Managed Care	$391.34	$393.09

Patient revenues were $120.0 million and $117.6 million for the three months ended March 31, 2020 and 2019, respectively, an increase of $2.4 million.
Our Medicaid rate for the first quarter of 2020 increased 1.1% resulting in a revenue increase of $1.5 million, and we recognized a Medicaid related stimulus of $0.9 million. Our Medicare rate for the first quarter of 2020 increased 7.4% resulting in a revenue increase of $1.5 million. Our Hospice average daily census for the first quarter of 2020 increased 27.2% resulting in $2.0 million in additional revenue. Conversely, our Medicare, Private, and Medicaid average daily census for the first quarter of 2020 decreased 12.0%, 12.8%, and 1.5%, respectively, resulting in revenue losses of $2.8 million, $1.1 million, and $1.0 million, respectively. The decline in census for the first quarter of 2020 was due in large part to the impact of the COVID-19 pandemic. The Quality Incentive Payment Program resulted in $1.3 million in additional revenues for the first quarter of 2020 compared to the first quarter of 2019. An additional day of revenue for the first quarter of 2020 compared to the first quarter of 2019 resulted in $1.3 million in additional revenue.

Operating expense increased in the first quarter of 2020 to $94.9 million from $94.4 million in the first quarter of 2019, an increase of $0.5 million. Operating expense decreased as a percentage of revenue to 79.1% for the first quarter of 2020 as compared to 80.3% for the first quarter of 2019.
One of the largest components of operating expenses is wages, which increased to $57.3 million in the first quarter of 2020 from $56.6 million in the first quarter of 2019. The Company incurred an additional $0.4 million of salaries expense and $0.1 million of supplies expense related to the COVID-19 pandemic during the first quarter of 2020.
Lease expense in the first quarter of 2020 increased to $13.5 million as compared to $13.1 million in the first quarter of 2019. The increase in lease expense was due to rent increases resulting from the amendment to the lease with Omega Healthcare Investors in conjunction with our exit from the State of Kentucky.
Professional liability expense was $1.8 million and $1.9 million in the first quarters of 2020 and 2019, respectively. Our cash expenditures for professional liability costs, including the State of Kentucky, were $1.8 million and $1.9 million for the first quarters of 2020 and 2019, respectively. Professional liability expense fluctuates based on the results of our third-party professional liability actuarial studies, premiums and cash expenditures are incurred to defend and settle existing claims.
General and administrative expense was $6.8 million for the first quarter of 2020 compared to $7.2 million for the first quarter of 2019, a decrease of $0.4 million or 6.3%. The decrease in general and administrative expenses is mainly attributable to a decrease in legal fees of $0.6 million.
Depreciation and amortization expense remained consistent at $2.3 million in the first quarters of 2019 and 2020 .
Interest expense was $1.5 million in the first quarter of 2020 and $1.4 million in the first quarter of 2019. The increase of $0.1 million is due to an increase in the outstanding borrowings on our loan facilities.
The Company recorded an income tax benefit of $0.1 million during the first quarter of 2020 and an income tax benefit of $1.0 million during the first quarter of 2019.
As a result of the above, continuing operations reported a loss of $0.6 million before income taxes for the first quarter of 2020 as compared to a loss of $2.6 million for the first quarter of 2019. Both basic and diluted loss per common share from continuing operations were $0.08 for the first quarter of 2020 as compared to both basic and diluted loss per common share from continuing operations of $0.24 in the first quarter of 2019.
Receivables
Our net receivables balance decreased $1.0 million to $59.5 million as of March 31, 2020, from $60.5 million as of December 31, 2019.
Conference Call Information
A conference call has been scheduled for Thursday, May 7, 2020 at 4:00 P.M. Central time (5:00 P.M. Eastern time) to discuss first quarter 2020 results. The conference call information is as follows:

Date:	Thursday, May 7, 2020
Time:	4:00 P.M. Central, 5:00 P.M. Eastern
Webcast Links:	www.DVCR.com
Dial in numbers:	877.340.2552 (domestic) or 253.237.1159 (International) Conference ID: 5684639 The Operator will connect you to Diversicare’s Conference Call

A replay of the conference call will be accessible two hours after its completion through May 14, 2020, by dialing 855-859-2056 (domestic) or 404-537-3406 (international) and entering Conference ID 5684639.
FORWARD-LOOKING STATEMENTS
The “forward-looking statements” contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. These forward-looking statements reflect our current views with respect to future events and present our estimates and assumptions only as of the date of this release. Actual results could differ materially from those contemplated by the forward-looking statements made in this release. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors, many of which are beyond our ability to control or predict, could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements including, but not limited to, the impact of COVID-19 on our centers, the economy and society as a whole; our ability to successfully integrate the operations of our new nursing centers, as well as successfully operate all of our centers, our ability to increase census and occupancy rates at our centers, changes in governmental reimbursement, government regulation, the impact of the recently adopted federal health care reform or any future health care reform, any increases in the cost of borrowing under our credit agreements, our ability to comply with covenants contained in those credit agreements, our ability to comply with the terms of our master lease agreements, our ability to renew or extend our leases at or prior to the end of the existing lease terms, the outcome of professional liability lawsuits and claims, our ability to control ultimate professional liability costs, the accuracy of our estimate of our anticipated professional liability expense, the impact of future licensing surveys, the outcome of proceedings alleging violations of state or Federal False Claims Acts, laws and regulations governing quality of care or other laws and regulations applicable to our business including HIPAA and laws governing reimbursement from government payors, the costs of investing in our business initiatives and development, our ability to control costs, our ability to attract and retain qualified healthcare professionals, changes to our valuation of deferred tax assets, changing economic and competitive conditions, changes in anticipated revenue and cost growth, changes in the anticipated results of operations, the effect of changes in accounting policies as well as others.
Concerns are rapidly growing about the global outbreak of COVID-19. The disease has spread rapidly across the globe, including the U.S. The pandemic is having an unprecedented impact on the U.S. economy as federal, state and local governments react to this public health crisis, which has created significant uncertainties. These uncertainties include, but are not limited to, the potential adverse effect of the pandemic on the economy, our patients and residents and supply chain.
The Company is subject to risks and uncertainties as a result of the COVID-19 pandemic. The extent of the impact of the COVID-19 pandemic on the Company's business is highly uncertain and difficult to predict, as the response to the pandemic is in its incipient stages and information is rapidly evolving. Capital markets and economies worldwide have also been negatively impacted by the COVID-19 pandemic, and it is possible that it could cause a local and/or global economic recession. Policymakers around the globe have responded with fiscal policy actions to support the healthcare industry and economy as a whole. The magnitude and overall effectiveness of these actions remains uncertain.
The severity of the impact of the COVID-19 pandemic on the Company's business will depend on a number of factors, including, but not limited to, the duration and severity of the pandemic and the extent and severity of the impact on the Company's patients and residents, all of which are uncertain and cannot be predicted. The Company's future results of operations and liquidity could be adversely impacted by delays in payments of outstanding receivable amounts beyond normal payment terms, changes in the occupancy of our centers, increased operation costs in addressing COVID-19, supply chain disruptions and uncertain demand, and the impact of any initiatives or programs that the Company may undertake to address financial and operations challenges faced by its patients served, as well as changes to the skilled mix of our centers. As of the date of issuance of these condensed consolidated financial statements, the extent to which the COVID-19 pandemic may materially impact the Company's financial condition, liquidity, or results of operations is uncertain.
The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as well as in its other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. These risks and uncertainties also may result in changes to the Company’s business plans and prospects. Diversicare Healthcare Services, Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.
Diversicare provides long-term care services to patients in 62 nursing centers and 7,329 skilled nursing beds. For additional information about the Company, visit Diversicare's web site: www.DVCR.com.
-Financial Tables to Follow-

DIVERSICARE HEALTHCARE SERVICES, INC. AND SUBSIDIARIES
INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2020	December 31, 2019
	(Unaudited)
ASSETS:
Current Assets
Cash and cash equivalents	$4,163	$2,710
Receivables	59,455	60,521
Self-insurance receivables, current portion	1,831	1,011
Other current assets	6,967	8,074
Total current assets	72,416	72,316

Property and equipment, net	46,527	47,755
Acquired leasehold interest, net	5,603	5,736
Operating lease assets	303,754	310,238
Other assets	2,896	4,323
TOTAL ASSETS	$431,196	$440,368

LIABILITIES AND SHAREHOLDERS' DEFICIT:
Current Liabilities
Current portion of long-term debt and finance lease obligations	$3,467	$3,498
Trade accounts payable	13,651	14,641
Current portion of operating lease liabilities	24,529	23,736
Accrued expenses:
Payroll and employee benefits	17,111	16,780
Current portion of self-insurance reserves	14,254	13,829
Other current liabilities	11,158	11,545
Total current liabilities	84,170	84,029
Noncurrent Liabilities
Long-term debt and finance lease obligations, less current portion and deferred financing costs, net	70,944	70,637
Operating lease liabilities, less current portion	289,187	295,636
Self-insurance reserves, less current portion	14,722	16,291
Accrued litigation contingency, less current portion	8,000	9,000
Other noncurrent liabilities	1,779	1,691
Total noncurrent liabilities	384,632	393,255

SHAREHOLDERS’ DEFICIT	(37,606)	(36,916)

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$431,196	$440,368

DIVERSICARE HEALTHCARE SERVICES, INC. AND SUBSIDIARIES
INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data, unaudited)

	Three Months Ended March 31,
	2020	2019
PATIENT REVENUES, net	$119,987	$117,550
Operating expense	94,859	94,422
Facility-level operating income	25,128	23,128

EXPENSES:
Lease and rent expense	13,512	13,115
Professional liability	1,839	1,851
General and administrative	6,758	7,213
Depreciation and amortization	2,288	2,317
Total expenses less operating	24,397	24,496
OPERATING INCOME (LOSS)	731	(1,368)
OTHER INCOME (EXPENSE):
Interest expense, net	(1,460)	(1,394)
Other income	115	160
Total other expense	(1,345)	(1,234)
LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(614)	(2,602)
BENEFIT FOR INCOME TAXES	104	1,028
LOSS FROM CONTINUING OPERATIONS	(510)	(1,574)
LOSS FROM DISCONTINUED OPERATIONS	(243)	(1,772)
NET LOSS	$(753)	$(3,346)

NET LOSS PER COMMON SHARE:
Per common share – basic
Continuing operations	$(0.08)	$(0.24)
Discontinued operations	(0.04)	(0.28)
	$(0.12)	$(0.52)
Per common share – diluted
Continuing operations	$(0.08)	$(0.24)
Discontinued operations	(0.04)	(0.28)
	$(0.12)	$(0.52)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	6,506	6,424
Diluted	6,506	6,424

DIVERSICARE HEALTHCARE SERVICES, INC. AND SUBSIDIARIES
INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended March 31,
	2020	2019
NET LOSS	$(753)	$(3,346)
Discontinued operations	(243)	(1,772)
Net loss from continuing operations	(510)	(1,574)
Adjustments to reconcile net loss from continuing operations to cash provided by (used in) operating activities:
Depreciation and amortization	2,288	2,317
Deferred income tax benefit	—	(1,090)
Provision for self-insured professional liability, net of cash payments	173	1,444
Amortization of right-of-use assets	5,663	5,125
Stock based and deferred compensation	338	156
Provision for leases in excess of cash payments	821	1,280
Other	517	335
Changes in other assets and liabilities	(6,639)	(6,045)
Cash provided by operating activities from continuing operations	2,651	1,948
Cash used in operating activities from discontinued operations	(243)	(1,609)
Cash provided by operating activities	2,408	339

Cash used in investing activities from continuing operations	(927)	(1,186)
Cash used in investing activities from discontinued operations	—	(312)
Cash used in investing activities	(927)	(1,498)

Cash provided by (used in) financing activities	(28)	939

Net increase (decrease) in cash	1,453	(220)
Cash beginning of period	2,710	2,685
Cash end of period	$4,163	$2,465

DIVERSICARE HEALTHCARE SERVICES, INC.
RECONCILIATION OF NET LOSS TO EBITDA, ADJUSTED EBITDA AND ADJUSTED EBITDAR
(In thousands)

	For Three Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net loss	$(753)	$(3,247)	$(4,874)	$(24,596)	$(3,346)
Loss from discontinued operations, net of tax	243	1,879	2,958	1,980	1,772
Income tax provision (benefit)	(104)	150	(741)	17,313	(1,028)
Interest expense	1,460	1,570	1,554	1,476	1,394
Depreciation and amortization	2,288	2,310	2,279	2,217	2,317
EBITDA	3,134	2,662	1,176	(1,610)	1,109

EBITDA adjustments:
Litigation contingency expense (a)	—	—	—	3,100	—
Severance expense (b)	—	—	—	87	—
Adjusted EBITDA	$3,134	$2,662	$1,176	$1,577	$1,109

Lease expense (c)	$13,512	$13,510	$13,251	$13,114	$13,115

(a)	Represents non-recurring expected costs associated with the DOJ investigation.
(b)	Represents non-recurring costs associated with severance expenses.
(c)
As management, we evaluate Adjusted EBITDA exclusive of lease expense, or Adjusted EBITDAR, as a financial valuation metric. For the three month period ended March 31, 2020, Adjusted EBITDAR is calculated below.

Adjusted EBITDA	$3,134
Lease expense	13,512
Adjusted EBITDAR	$16,646

DIVERSICARE HEALTHCARE SERVICES, INC.
RECONCILIATION OF NET LOSS FOR DIVERSICARE HEALTHCARE
SERVICES, INC. COMMON SHAREHOLDERS TO ADJUSTED NET LOSS
FOR DIVERSICARE HEALTHCARE SERVICES, INC. COMMON SHAREHOLDERS
(In thousands, except per share data)

	For Three Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net loss	$(753)	$(3,247)	$(4,874)	$(24,596)	$(3,346)
Adjustments:
Litigation contingency expense (a)	—	—	—	3,100	—
Severance expense (b)	—	—	—	87	—
Tax impact of above adjustments (c)	—	—	—	(40)	—
Discontinued operations, net of tax	243	1,879	2,958	1,980	1,772
Adjusted net loss	$(510)	$(1,368)	$(1,916)	$(19,469)	$(1,574)

Adjusted net loss per common share
Basic	$(0.08)	$(0.22)	$(0.30)	$(3.01)	$(0.24)
Diluted	$(0.08)	$(0.22)	$(0.30)	$(3.01)	$(0.24)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	6,506	6,471	6,470	6,472	6,424
Diluted	6,506	6,471	6,470	6,472	6,424

(a)	Represents non-recurring expected costs associated with the DOJ investigation.
(b)	Represents non-recurring costs associated with severance expenses.
(c)	Represents tax provision for the cumulative adjustments for each period.

We have included certain financial performance and valuation measures in this press release, including EBITDA, Adjusted EBITDA, Adjusted EBITDAR, and Adjusted Net loss, which are “non-GAAP financial measures” using accounting principles generally accepted in the United States (GAAP) and using adjustments to GAAP (non-GAAP). These non-GAAP measures are not measurements under GAAP. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. We define EBITDA as net loss adjusted for loss from discontinued operations, interest expense, income tax and depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted for litigation contingency expense and severance expense. We define Adjusted EBITDAR as Adjusted EBITDA adjusted for rent expense. We define Adjusted Net loss as Net loss adjusted for litigation contingency expense, severance expense and loss from discontinued operations.
Our measurements of EBITDA, Adjusted EBITDA, Adjusted EBITDAR, and Adjusted Net loss may not be comparable to similarly titled measures of other companies. We have included information concerning EBITDA, Adjusted EBITDA, and Adjusted Net loss in this press release because we believe that such information is used by certain investors as measures of the Company’s historical performance. Management believes that Adjusted EBITDA, and Adjusted Net loss are important financial performance measurements because they eliminate certain nonrecurring start-up losses and separation costs. Our presentation of EBITDA, Adjusted EBITDA, and Adjusted Net loss should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.
We have included Adjusted EBITDAR in this press release because we believe that such information is used by certain investors as measures of the Company’s valuation. We believe that Adjusted EBITDAR is an important financial valuation measure that is commonly used by our management, research analysts, investors, lenders and financial institutions, to compare the enterprise value of different companies in the healthcare industry, without regard to differences in capital structures and leasing arrangements. Adjusted EBITDAR is a financial valuation measure and is not displayed as a performance measure as it excludes rent expense, which is a normal and recurring operating expense. As such, our presentation of Adjusted EBITDAR, should not be construed as a financial performance measure.

DIVERSICARE HEALTHCARE SERVICES, INC. SELECTED OPERATING STATISTICS (Unaudited)
Three Months Ended March 31, 2020
	As of March 31, 2020			Occupancy (Note 2)
Region (Note 1)	Licensed Nursing Beds Note (4)	Available Nursing Beds Note (4)	Skilled Nursing Weighted Average Daily Census	Licensed Nursing Beds	Available Nursing Beds	Medicare Utilization	2020 Q1 Revenue ($ in millions)	Medicare Room and Board Revenue PPD (Note 3)	Medicaid Room and Board Revenue PPD (Note 3)
Alabama	2,464	2,397	2,121	86.1%	88.5%	8.2%	$45.4	$461.08	$188.07
Kansas	464	464	363	78.3%	78.3%	9.3%	7.4	504.90	177.34
Mississippi	1,039	1,004	888	85.4%	88.4%	12.7%	19.8	471.58	197.29
Missouri	339	339	227	66.9%	66.9%	8.0%	4.1	538.53	148.13
Ohio	561	551	452	80.7%	82.1%	11.1%	12.2	300.46	148.88
Tennessee	617	551	425	68.9%	77.1%	12.3%	9.8	687.20	249.80
Texas	1,845	1,662	1,126	61.0%	67.8%	5.6%	21.3	544.69	152.12
Total	7,329	6,968	5,602	76.4%	80.4%	9.0%	$120.0	$487.01	$181.31

Note 1:	The Alabama region includes nursing centers in Alabama and Florida. The Tennessee region includes one nursing center in Indiana.
Note 2:
The number of Licensed Nursing Beds is based on the licensed capacity of the facility. The Company has historically reported its occupancy based on licensed nursing beds, and excludes a limited number of assisted living, independent living, and personal care beds. The number of Available Nursing Beds represents licensed nursing beds less beds removed from service. Available nursing beds is subject to change based upon the needs of the facilities, including configuration of patient rooms, common usage areas and offices, status of beds (private, semi-private, ward, etc.) and renovations. Occupancy is measured on a weighted average basis.

Note 3:
These Medicare and Medicaid revenue rates include room and board revenues, but do not include any ancillary revenues related to these patients nor the Medicaid related stimulus of $0.9 million recognized during 2020 Q1.

Note 4:	The Licensed and Available Nursing Bed counts above include only licensed and available SNF beds.

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